EXECUTION VERSION Employment Agreement This Employment Agreement (this “Agreement”), is entered into on March 20th, 2019, and effective as of January 1, 2019 (the “Effective Date”), by and between KEMET Corporation, a Delaware corporation (the “Company”), and William M. Lowe, Jr. (“Executive”) (collectively referred to herein as the “Parties”). RECITALS A. It is the desire of the Company to assure itself of the continued services of Executive by entering into this Agreement. B. Executive and the Company mutually desire that Executive continue to provide services to the Company on the terms herein provided. AGREEMENT NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows: 1. Employment. (a) General. The Company shall continue to employ Executive and Executive shall remain in the employ of the Company, for the period and in the position set forth in this Section 1, and subject to the other terms and conditions herein provided. (b) Employment Term. For purposes of this Agreement, the “Term” shall mean the period beginning on the Effective Date and ending on March 31, 2021, subject to earlier termination as provided in Section 3. The Term may be extended by mutual agreement of the Parties. No later than sixty (60) days prior to the expiration of the initial Term, the Parties shall engage in good faith negotiations with respect to extending the initial Term, and any extension shall constitute part of the Term for purposes of this Agreement. (c) Position and Duties. Executive shall serve as the Chief Executive Officer of the Company. Executive shall have such powers, responsibilities, duties and authority as are customary for such position and as otherwise assigned by the Board of Directors of the Company (the “Board”). Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its “Affiliates” (within the meaning of Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended from time to time)) and shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the Board, provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs; (ii) participate in trade associations; (iii) serve on the board of directors of not-for-profit or tax-exempt charitable organizations; and (iv) subject to approval by the Board, serve on the board of directors or similar board of for-profit organizations, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder. Executive agrees to observe and comply with the rules and policies of the Company and its subsidiaries as adopted by the Company or its Affiliates from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy”). (d) Service on Board. The Company shall use its reasonable best efforts to cause Executive to be re-elected to the Board during the Term. (e) Principal Place of Employment. Executive’s principal office shall be the Company’s headquarters in Fort Lauderdale, Florida. Executive may perform his duties under this Agreement at such other offices as may be appropriate for the performance of his duties as determined in consultation with the Board. The Parties understand that given the nature of Executive’s duties, Executive will be required to travel and perform services at locations other than his principal office from time to time. (f) Certain Executive Representations. Executive represents and warrants that (i) Executive is not subject to any impediment, restriction or restraint that would in any way prohibit, hinder or impair his employment hereunder and his performance as contemplated hereby; (ii) without limiting the foregoing, Executive’s employment hereunder and his performance as contemplated hereby do not and would not in any way conflict with or breach any confidentiality, non-competition or other agreement to which he is a party or to which he may be subject; and (iii) Executive has not been the subject of any allegation and, to his knowledge, he has not, (A) breached any law, regulation or code of conduct applicable to him in the course of employment; or (B) engaged in any act of workplace misconduct or impropriety, including any act of discrimination or harassment. 2. Compensation and Related Matters. (a) Annual Base Salary. During the Term, Executive shall receive a base salary at a minimum rate of $725,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment. Such annual base salary shall be subject to periodic review in accordance with the Company’s regular process for similarly situated executives (with the first review for Executive accordingly expected not later than early 2020) and shall be subject to increase but not decrease (such annual base salary, as it may be increased from time to time, the “Annual Base Salary”). (b) Annual Bonus. With respect to each fiscal year of the Company commencing during the Term, Executive will be eligible to participate in the Company’s Annual Incentive Program or such successor plan as may be in effect from time to time (the “KAIP”). Executive’s annual incentive compensation under the KAIP (the “Annual Bonus”) shall be targeted at 100% of his Annual Base Salary (the “Target Bonus”), with the expectation that the actual Annual Bonus will scale upward and downward based on actual performance, as determined by the Board, such that the actual Annual Bonus payable to Executive may be greater than, equal to or less than the Target Bonus. The Annual Bonus shall be based upon the achievement of Company and/or individual performance metrics as established by the 2

Board. The Annual Bonus for a fiscal year will be paid no later than the fifteenth day of the third month following the end of such fiscal year. (c) Prior Equity Grants. Upon the execution of this Agreement, the restricted stock units granted to Executive pursuant to the award agreements, dated May 18, 2016, May 18, 2017 and May 18, 2018 (collectively, the “Award Agreements”) shall be deemed vested on a pro-rata basis, based on the number of days Executive was actively employed during the vesting period starting with the date of grant of the award and ending with the date of execution of this Agreement as determined in accordance with the Company’s equity award retirement policy. (d) Initial Equity Grant. Effective as of January 1, 2019, the Company granted Executive 50,000 restricted stock units, with 25,000 restricted stock units vesting fifteen (15) months after the grant date and 25,000 restricted stock units vesting twenty-seven (27) months after the grant date, subject to Executive’s continued service on each vesting date and otherwise subject to the terms of the Company’s Omnibus Incentive Plan or such successor plan as may be in effect from time to time (the “LTIP”) and the applicable award agreement. (e) Long-Term Incentive. The Company will grant Executive equity incentive awards (or other long-term incentive compensation) for each fiscal year of the Company during the Term, commencing April 1, 2018, with a minimum target value of $1,000,000 for all such awards, in accordance with the LTIP and the applicable award agreement. The type of award and specific terms and conditions of such awards will be determined by the Board commensurate with Executive’s position. (f) Employee Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements generally available from time to time to other similarly situated executives of the Company employed at the Company’s headquarters, with Executive on no less favorable terms, including medical, dental and life benefits as they may be in effect from time to time. (g) Paid Time Off. During the Term, Executive shall be entitled to at least five (5) weeks, on an annualized basis, of paid personal leave in accordance with the Company’s Policies. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive. (h) Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy. (i) Indemnification. At such time during the Term as the Company shall enter into an individual indemnification agreement with any of its directors or officers, the Company shall enter into an individual indemnification agreement with Executive on no less favorable terms. 3

(j) Payment of Fees Associated with Review. The Company shall reimburse Executive up to $5,000 for the reasonable attorneys’ fees and costs associated with the review and negotiation of this Agreement. 3. Termination. (a) In General. Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances: (i) Death. Executive’s employment hereunder shall terminate upon Executive’s death. (ii) Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment. (iii) Termination for Cause. The Company may terminate Executive’s employment for Cause. (iv) Termination without Cause. The Company may terminate Executive’s employment without Cause. (v) Termination by Executive without Good Reason. Executive may terminate Executive’s employment with the Company without Good Reason. (vi) Termination by Executive for Good Reason. Executive may terminate Executive’s employment with the Company for Good Reason. (vii) Termination by Executive due to Retirement. Executive may terminate Executive’s employment with the Company due to Retirement. (b) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(a)(i)) shall be communicated by a written notice to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon; (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) specifying a Date of Termination (as defined below) which, if submitted by Executive pursuant to Section 3(a)(v) or Section 3(a)(vi), shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs on or following the date of the Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination. In such event, however, the Executive shall be entitled to all compensation and benefits (or their equivalent value) pursuant to this Agreement and any other applicable incentive or benefit plan or policy then in effect, up to and including the final day of such Notice period (i.e., “pay in lieu of notice”). A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, 4 or any date thereafter elected by the Company in its sole discretion. In the event of a dispute over the existence of Cause or Good Reason, either Party may introduce newly discovered or newly arising evidence in support of or in opposition to the determination of Cause or Good Reason. (c) Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3(a), Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination but not yet paid to Executive; (ii) any paid time off that has been accrued but unused in accordance with the Company’s Policies; (iii) any reimbursements owed to Executive pursuant to Section 2(h); (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements; and (v) except in the case of a termination of Executive’s employment for Cause pursuant to Section 3(a)(iii), any earned but unpaid Annual Bonus for the prior fiscal year. Except as otherwise expressly required by law (e.g., COBRA (as defined below)) or as specifically provided herein, or in any other plan or arrangement maintained by the Company, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated hereunder for any reason, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 3(c) or Section 4 or in any other plan or arrangement maintained by the Company, as applicable. (d) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its Affiliates and Executive agrees to execute any and all documents necessary to effectuate such resignations. 4. Severance Payments. (a) Termination Generally. If Executive’s employment shall terminate pursuant to Section 3(a) for any reason other than pursuant to Section 3(a)(i) (death), Section 3(a)(ii) (Disability), Section 3(a)(iv) (by the Company without Cause) or Section 3(a)(vi) (by Executive for Good Reason), then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c). (b) Equity Treatment. If Executive’s employment shall terminate pursuant to Section 3(a) for any reason other than pursuant to Section 3(a)(iii), then any equity incentive compensation award which is held by Executive as of the Date of Termination (other than the award described in Section 2(d)) shall vest on a pro-rata basis, based on the number of days Executive was actively employed during either the vesting period or performance period, as applicable, (i) in the case of any award with solely a service-vesting component starting with the date of grant of the award and ending with the Date of Termination (but offset by the number of shares previously vested in respect of such award) and (ii) in the case of any award with a performance-vesting component starting with the commencement date of the 5 applicable performance period and ending with the earlier of the Date of Termination or the last day of the performance period. Any award with solely a service-vesting component shall be delivered as though the Date of Termination were the last day of the service-vesting period and any award with a performance-vesting component shall remain subject to actual performance attainment during the full performance period with the payment of any such performance award otherwise made at such time and under such other circumstances as would have applied without regard to Executive’s employment termination. The foregoing treatment shall only apply to an award with solely a service-vesting component if the award was granted to Executive six (6) or more months prior to the Date of Termination. The foregoing treatment shall only apply to an award with a performance-vesting component if Executive was employed on September 1 of the first year during the applicable performance period. (c) Termination without Cause or for Good Reason. Except as otherwise provided in Section 4(d), if Executive’s employment is terminated by the Company without Cause pursuant to Section 3(a)(iv) or by Executive for Good Reason pursuant to Section 3(a)(vi) then, subject to Executive signing on or before the 50th day following Executive’s Separation from Service (as defined below), and not revoking, a release of claims and separation agreement in the Company’s customary form, as may be updated from time to time (the “Release”), and Executive’s continued compliance with Sections 5 - 7, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following benefits: (i) The Company shall pay to Executive an amount equal to the lesser of (x) one (1) times the sum of (A) the Annual Base Salary plus (B) the Target Bonus, each in the full amount as in effect at such time, payable over twelve (12) months; or (y) the sum of (A) the Annual Base Salary plus (B) the Target Bonus, each as in effect at such time and prorated for the number of remaining days of employment in the initial Term or any extended Term (measured from the commencement of such extended Term), as applicable, payable over the remainder of such Term; in each case in equal installments in accordance with the Company’s regular payroll practice; provided that the first such payment shall be made within sixty (60) days following the Date of Termination on the first regularly scheduled payroll date of the Company following the date the Release becomes nonrevocable and shall include all payments that would have otherwise been made to Executive had the payments commenced on the Date of Termination; (ii) The Company shall pay to Executive a cash lump sum an amount equal to the premiums Executive would have been required to pay to continue Executive’s and Executive’s covered dependents’ medical, dental and vision coverage in effect on the Date of Termination under the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the number of months following the Date of Termination over which the payments set forth in Section 4(c)(i) are made, which amount shall be based on the premium for the first month of COBRA coverage and shall be paid, regardless of whether or not Executive elects COBRA continuation coverage, within sixty (60) days following the Date of Termination on the first regularly scheduled payroll date of the Company following the date the Release becomes nonrevocable; and 6

(iii) Notwithstanding anything in Section 4(c) to the contrary, in the event any payments thereunder could occur in one of two calendar years as a result of being dependent upon the Release becoming nonrevocable, then, to the extent required to avoid penalties under Section 409A (as defined below), such payments shall commence on the first regularly scheduled payroll date of the Company, following the date the Release becomes nonrevocable, that occurs in the second of such two calendar years. (iv) For purposes of this Agreement, a termination of Executive’s employment following a notice of nonrenewal of this Agreement by the Company shall be treated as a Retirement. (d) Termination in Connection With a Change in Control. Notwithstanding Executive’s prior notice, subsequently rescinded, of his intention to retire, the Parties hereby agree that the terms and conditions of the Change in Control Severance Compensation Agreement between the Company and Executive dated as of July 28, 2017 (the “CIC Agreement”) shall remain in effect during the Term, except that, notwithstanding anything to the contrary in the CIC Agreement, solely to the extent required to avoid the imposition of taxes or penalties under Section 409A any payments and benefits payable under the CIC Agreement will be made on the same schedule as the payments and benefits otherwise set forth in this Section 4. The payments and benefits set forth in this Section 4(d), to the extent paid or provided, shall be in lieu of any payments or benefits set forth in Section 4(c). (e) Death or Disability. If Executive’s employment is terminated by reason of death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii) then, subject to Executive (or his estate, as the case may be) signing on or before the 50th day following Executive’s Separation from Service, and not revoking, the Release, and, in the case of Disability, Executive’s continued compliance with Sections 5 - 7, the Company shall pay or provide to Executive (or his estate, as the case may be), in addition to payments and benefits set forth in Section 3(c), an amount equal to the Annual Bonus, as in effect at such time, determined based on the actual performance of the Company for the full fiscal year in which Executive’s employment terminates, prorated for the number of days of employment completed during the fiscal year in which the Date of Termination occurs, payable in a lump sum cash amount at the time it would otherwise have been paid in accordance with Section 2(b) had Executive remained employed for the entire fiscal year. (f) No Mitigation; Payment to Surviving Spouse. Notwithstanding anything to the contrary in this Agreement, Executive shall not be required to seek other employment or otherwise mitigate any damages resulting from any termination of employment. In the event of Executive’s death prior to payment of all compensation and benefits due to Executive under Section 3(c), any remaining compensation and benefits shall be paid to his spouse, if any, or if none as required by laws of succession or intestacy. 5. Confidential Information. (a) Obligation to Maintain Confidentiality. Executive understands and acknowledges that during the course of his employment with the Company and its Subsidiaries (as defined below), Executive will have access to and learn about Confidential Information. 7

“Confidential Information” means all information of any sort (whether merely remembered or embodied in a tangible or intangible form) relating or belonging to the Company or its Subsidiaries that is not generally known or publicly available. Confidential Information includes, without specific limitation, the information, observations and data obtained by Executive during the course of his performance under this Agreement concerning the business and affairs of the Company and its Subsidiaries, information concerning acquisition opportunities in or reasonably related to the Company’s or its Subsidiaries’ business or industry of which Executive becomes aware during the Term, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Executive’s course of performance under this Agreement, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment. Therefore, Executive agrees that he shall not, at any time, disclose to any person or entity or use for his own account any of such Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (x) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act; or (y) is required to be disclosed pursuant to any applicable law or court order (provided that Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Executive agrees to deliver to the Company upon termination of his employment or at the end of the Term, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents and electronic records (and copies thereof) relating to the business of the Company or its Subsidiaries (including, without limitation, all Confidential Information) that he may then possess or have under his control. Subject to Section 5(d), (f) and (g), Executive may not disclose or use for his own account any Confidential Information at any time following the Executive’s employment with the Company or its Subsidiaries. For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are directly or indirectly owned by the Company. (b) Ownership of Intellectual Property. Executive agrees to make prompt and full disclosure to the Company or its Subsidiaries, as the case may be, all ideas, discoveries, trade secrets, inventions, innovations, improvements, developments, methods of doing business, processes, programs, designs, analyses, drawings, reports, data, software, firmware, logos and all similar or related information (whether or not patentable and whether or not reduced to practice) that relate to the Company’s or its Subsidiaries’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, acquired, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Company or its Subsidiaries and for a period of one (1) year thereafter (collectively, “Work Product”). Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” under the copyright laws of the United States, and ownership of all rights therein shall vest in the Company or its Subsidiaries. To the extent that any Work Product is not deemed to be a 8

“work made for hire,” Executive hereby assigns and agrees to assign to the Company or such Subsidiaries all right, title and interest, including without limitation, the intellectual property rights that Executive may have in and to such Work Product. Executive shall promptly perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm the Company’s or such Subsidiaries’ ownership (including, without limitation, providing testimony and executing assignments, consents, powers of attorney, and other instruments). (c) Third Party Information. Executive understands that the Company and its Subsidiaries will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Subsidiaries’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Term and thereafter, and without in any way limiting the provisions of Section 5(a), Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Subsidiaries who need to know such information in connection with their work for the Company or such Subsidiaries) or use, except in connection with his work for the Company or its Subsidiaries, Third Party Information unless expressly authorized by a member of the Board in writing. (d) Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules. (e) As used in Sections 5 – 7, the term “Company” shall include the Company and its direct and indirect parents and Subsidiaries. (f) Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 5(d)); (ii) disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice; (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer of Executive; or (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations, except where such correspondence, contracts and documents contain Confidential Information. (g) Pursuant to 18 U.S.C. § 1833(b), Executive understands that Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive understands that if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret 9 to Executive’s attorney and use the trade secret information in the court proceeding if Executive (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that Executive has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement that Executive has with the Company shall prohibit or restrict Executive from making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company. 6. Non-Compete, Non-Solicitation. (a) Executive acknowledges that during the course of his employment with the Company and its Subsidiaries, (i) he has become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and its predecessors and its Subsidiaries; (ii) the Company and its Subsidiaries has invested and continues to invest substantial resources in developing and preserving its business relationships and goodwill, and the loss any such relationships or goodwill will cause significant and irreparable harm to the Company and its Subsidiaries; and (iii) his services are of special, unique and extraordinary value to the Company and its Subsidiaries. (b) Executive agrees that during the Term and ending on the end of the Restricted Period, as defined below, he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed by, or in any manner associate with or engage in the business of designing, manufacturing, producing, distributing or selling passive electronic components, within any country in which the Company or its Subsidiaries engage or plan to engage in such business. Nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. For purposes of this Agreement, the term “Restricted Period” shall mean two (2) years following the termination of employment hereunder. (c) During the Restricted Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof; (ii) hire any person who was an employee of the Company or any Subsidiary at any time during the Term; or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications regarding the Company or its Subsidiaries). 10

(d) If, at the time of enforcement of this Section 6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this Section 6 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel. 7. Executive’s Cooperation. During the Term and thereafter, Executive shall assist and cooperate with the Company and its Subsidiaries in connection with any investigation, administrative, regulatory or judicial proceeding, or in connection with any dispute or claim of any kind that may be made against, by, or with respect to the Company, as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession). In the event the Company requires Executive’s cooperation in accordance with this section at any point in time after the Term and at which Executive is no longer a member of the Board, then in addition to reimbursement of Executive for his reasonable travel expenses (including lodging and meals, upon submission of receipts) in accordance with the Company’s expense reimbursement policy as in effect from time to time, the Company shall compensate Executive at an hourly rate commensurate with similarly situated executives or consultants of the Company of like experience and expertise, and, in any event, at a rate not less than $300 per hour; provided, however, that the Company shall not be required to compensate Executive for assistance and cooperation in connection with (i) any phone call in which the Executive participates for 1 hour or less, (ii) testimony provided by Executive as a witness in connection with any action, claim or proceeding and (iii) any investigation related to or arising out of allegations of Executive’s misconduct. 8. Injunctive Relief. It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 5 - 7 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 5 - 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to seek specific performance and injunctive relief without the requirement to post bond. 9. Maximum Payment Limit. If any payment or benefit due under this Agreement, together with all other payments and benefits that Executive receives or is entitled to receive from the Company or any of its subsidiaries, Affiliates or related entities, would (if paid or provided) constitute an excess 11 parachute payment for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the amounts otherwise payable and benefits otherwise due under this Agreement will either (i) be delivered in full; or (ii) be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state or local income and employment taxes and the excise tax imposed under Section 4999 of the Code, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the excise tax imposed under Section 4999 of the Code. In the event that the payments and/or benefits are to be reduced pursuant to this Section 9, such payments and benefits shall be reduced such that the reduction of cash compensation to be provided to the Executive as a result of this Section 9 is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. All determinations required to be made under this Section 9 shall be made by the Company’s independent public accounting firm, or by another advisor mutually agreed to by the Parties, which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a payment or benefit subject to this Section 9, or such earlier time as is requested by the Company. 10. Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive- based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any Policy approved by the Board that is generally applicable to senior management of the Company, applicable law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such Policy, law, government regulation or stock exchange listing requirement. 11. Assignment and Successors. The Company may assign its rights and obligations under this Agreement to a United States subsidiary of the Company that is the main operating company of the Company (or the principal employer of employees of the Company and its subsidiaries) in the United States or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and any applicable Company benefit plans or arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company. 12

12. Certain Definitions. (a) Cause. The Company shall have “Cause” to terminate Executive’s employment hereunder upon: (i) a majority of the members of the Board, excluding Executive as applicable, determining that (A) Executive has committed an act of fraud in the course of his employment against the Company; (B) Executive has committed an act of misconduct or gross negligence against the Company that is materially injurious to the Company or its customers; or (C) Executive has materially breached a Company Policy; (ii) a majority of the members of the Company’s Board of Directors, excluding Executive as applicable, determining that Executive has failed to adequately perform material duties or obligations under this Agreement; (iii) Executive’s indictment for, or conviction of, or pleading no contest to, a felony; or (iv) a material breach of any of the representations and warranties set forth in Section 1(f). The determination as to whether the Executive is being terminated for Cause shall be made after a reasonable and good faith investigation by the Board; provided, however, that Cause shall not exist under this Agreement unless: (x) the Company gives written notice to Executive of the event or condition within ninety (90) days following the Board’s actual knowledge thereof where such notice describes with particularity the alleged act(s) at issue, (y) the Company has given the Executive no fewer than thirty (30) days to remedy or otherwise cure the event or condition and an opportunity to be heard at a meeting of the Board at his sole discretion with or without counsel and the Board provides Executive a summary of its findings; and (z) the Company terminates Executive’s employment within thirty (30) days following the expiration of the cure period. (b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; and (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) - 3(a)(vi), either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier. (c) Disability. “Disability” shall mean, at any time the Company or any of its Affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean Executive’s inability to perform, with or without 13 reasonable accommodation, the essential functions of Executive’s position hereunder for a total of three months during any twelve-month period as a result of incapacity due to mental or physical illness as determined by a qualified physician licensed to practice medicine in the State of Pennsylvania as shall be mutually selected by the Company (or its insurers) and Executive (or his representatives). Provided that the Company shall have provided Executive with a written summary of its basis for believing Disability may exist, any unreasonable refusal by Executive to submit to a medical examination for the purpose of determining Disability within a reasonable period following a written request by the Company (or its insurers) shall be deemed to constitute conclusive evidence of Executive’s Disability. (d) Good Reason. “Good Reason” shall mean: (i) a reduction in Executive’s Annual Base Salary, other than any reduction which is insignificant or is implemented as part of a formal austerity program approved by the Board and applicable to all other senior executive officers of the Company, provided such reduction does not reduce Executive’s Annual Base Salary by a percentage greater than the average reduction in compensation of all other senior executive officers of the Company; (ii) the Company reduces Executive’s Target Bonus, LTIP target value or grant date value of annual equity awards; (iii) a material, adverse change in Executive’s position with the Company that reduces his title, responsibilities, level of authority or scope of duties (including as a result of the assignment of responsibilities and/or duties from those in effect immediately prior to the reduction or that are materially inconsistent with Executive’s position, or Executive’s removal from, or the Company’s failure to nominate Executive for re- election to, the Board during the Term); (iv) the Company breaches a material obligation to Executive under the terms of this Agreement or any other material written agreement between Executive and the Company; or (v) a relocation of Executive’s principal worksite of more than fifty (50) miles unless such relocation reduces the Executive’s commute to such worksite. However, none of the foregoing events or conditions will constitute Good Reason unless: (x) Executive provides the Company with written objection to the event or condition within ninety (90) days following the occurrence thereof; (y) the Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written objection; and (z) Executive terminates his employment within thirty (30) days following the expiration of that cure period. (e) Retirement. “Retirement” shall mean the Executive’s voluntary retirement from employment occurring at any time following the expiration of the initial Term of this Agreement, or sooner in the event of mutual agreement between the Company and the Executive, provided Executive shall provide written notice the Board of his intent to retire no fewer than ninety (90) days in advance of his planned retirement date, and shall use his 14 reasonable best efforts to assist the Company in any resulting transition, including extending or delaying his Retirement date, and providing continued cooperation to the Company thereafter pursuant to the terms of this Agreement. 13. Miscellaneous Provisions. (a) Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Florida without reference to the principles of conflicts of law of the State of Florida or any other jurisdiction, and where applicable, the laws of the United States. The Company and the Executive agree that any and all disputes relating to or arising out of this Agreement, excluding any relief sought by the Company under Sections 5 - 8 or any other dispute arising under this Agreement in respect of which a Party may seek injunctive relief, but otherwise including disputes in respect of payments and benefits provided hereunder, will first be submitted to mediation pursuant to a written demand for mediation which either party may serve on the other which shall be before a mediator selected by the Parties in accordance with mediation procedures of the American Arbitration Association (“AAA”). In the event, the Parties are unable to agree to a mediator within ten (10) days of receipt of the written demand for mediation, the mediator will be appointed by the office of AAA in Miami, Florida. The cost of the mediator and fees imposed by AAA shall be split equally by the Parties. (b) Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 4 through 11 and this 13 will survive the termination of Executive’s employment and the expiration or termination of the Term. (c) Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows (except that notice of change of address shall be effective only upon receipt): (i) If to the Company, to the attention of the General Counsel at its headquarters, (ii) If to Executive, at the last address that the Company has in its personnel records for Executive, or (iii) At any other address as any Party shall have specified by notice in writing to the other Party. (d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes. (e) Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and 15 supersede all prior understandings and agreements, whether written or oral (including the Incentive Award, Severance and Non-Competition Agreement by and between the Company and Executive dated December 1, 2014). The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. (f) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company (other than Executive). By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company (other than Executive) may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity. (g) Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require. (h) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. (i) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold or by its Policies it customarily 16 withholds. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise. (j) Section 409A. (i) General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. (ii) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 4 shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following Executive’s Separation from Service (the “First Payment Date”). Any lump sum payment or installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and any remaining installment payments shall be made as provided in this Agreement. (iii) Specified Employee. Notwithstanding anything in this Agreement to or any other agreement providing compensatory payments to Executive to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, any payment of compensation or benefits to which Executive is entitled under this Agreement or any other compensatory plan or agreement that is considered nonqualified deferred compensation under Section 409A payable as a result of Executive’s Separation from Service shall be delayed to the extent required in order to avoid a prohibited distribution under Section 409A until the earlier of (A) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company; or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement or any other compensatory plan or agreement shall be paid as otherwise provided herein or therein. (iv) Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement 17 in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. (v) Installments. Executive’s right to receive any installment payments under this Agreement, including any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A. 14. Executive Acknowledgement. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment. [Signature Page Follows] 18

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written. KEMET Corporation By: /s/ Frank Brandenberg Name: Frank Brandenberg Title: Chairman of the Board of Directors EXECUTIVE /s/ William M. Lowe, Jr. William M. Lowe, Jr. [Signature Page to Employment Agreement] 914658-NYCSR05A - MSW